Exhibit 15.2

Moore Australia Level 15, Exchange Tower, 2 The Esplanade, Perth, WA 6000 PO Box 5785, St Georges Terrace, WA 6831 T +61 8 9225 5355 F +61 8 9225 6181 www.moore-australia.com.au

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-290656) pertaining to the Elevra Lithium Limited of our report dated April 11, 2025 (except for Note 2(a), as to which the date is November 2, 2026), with respect to the consolidated financial statements of Elevra Lithium Limited, included in this Annual Report (Form 20-F) for the year ended June 30, 2026.

/s/ Moore Australia Audit (WA)

Perth, Australia
02 November 2026

Moore Australia (WA) Pty Ltd trading as agent – ABN 99 433 544 961.
An independent member of Moore Global Network Limited - members in principal cities throughout the world.
Liability limited by a scheme approved under Professional Standards Legislation.